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PROSPECTUS DATED DECEMBER 17, 1998                      PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT                                 DATED SEPTEMBER 8, 2000 TO
DATED AUGUST 15, 2000                   REGISTRATION STATEMENT NO. 333-68283 AND
                                         REGISTRATION STATEMENT NO. 333-68283-01
                                                                  RULE 424(b)(3)


                               AMB PROPERTY, L.P.

                                MEDIUM-TERM NOTE
                                  (FIXED RATE)

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PRINCIPAL AMOUNT: $25,000,000 (The principal amount of these notes is in addition to, will be combined with, and, except as set forth below, will have the same terms as, the $30,000,000 aggregate principal amount of medium-term notes issued by us on August 18, 2000.)

PRICE TO PUBLIC: 100%

AGENT'S DISCOUNT OR COMMISSION: 0.600% ($150,000)

NET PROCEEDS TO US: 099.4% plus accrued interest from August 18, 2000 to the date of delivery of $137,586.81 ($24,987,586.81)

INTEREST RATE: 7.925%

MATURITY DATE: August 20, 2007

ORIGINAL ISSUE DATE: August 18, 2000

TRADE DATE: September 8, 2000

SETTLEMENT DATE:  September 13, 2000

EXCHANGE RATE AGENT:
     |X|  State Street Bank and Trust Company of California, N.A.
     |_|  Other

INTEREST PAYMENT DATES: August 20 and February 20, commencing February 20, 2001

REGULAR RECORD DATES: August 5 and February 5, commencing February 5, 2001

SPECIFIED CURRENCY:
     |X|  United States Dollars
     |_|  EURO
     |_|  Composite Currency:
     |_|  Other:                Principal Financial Center:

AUTHORIZED DENOMINATION:
     |X|  $1,000 or integral multiples thereof
     |_|  Other

REDEMPTION:
     |X|  The Note cannot be redeemed prior to maturity
     |_|  The Note may be redeemed at the option of the Operating
          Partnership prior to maturity Redemption Commencement Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

REPAYMENT:
     |X|  The Note cannot be repaid prior to maturity
     |_| The Note may be repaid prior to maturity at the option of the Holder of the Note
          Optional Repayment Date(s):
          Repayment Price:


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DISCOUNT NOTES:     |_|  Yes      |X|  No
     Issue Price:
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

FORM:     |X|  Book-Entry     |_|  Certificated

AGENT:
     |X|  Morgan Stanley Dean Witter
     |_|  Banc of America Securities LLC
     |_|  Banc One Capital Markets, Inc.
     |_|  Chase Securities Inc.
     |_|  Merrill Lynch & Co.
     |_|  J.P. Morgan Securities Inc.
     |_|  Salomon Smith Barney

AGENT'S CAPACITY:     |_|  Agent     |X|  Principal

ADDENDUM ATTACHED:     |_|  Yes      |X|  No

OTHER/ADDITIONAL PROVISIONS: We may create and issue additional notes with the same terms as the notes issued hereunder so that the additional notes will be combined with the initial issuance and this issuance of notes.